Exhibit 99.(h)(6)(b)

AMENDMENT
to the
EXPENSE LIMITATION AGREEMENT

THE VICTORY PORTFOLIOS

Amendment made as of March 1, 2013, by and between Victory Capital Management Inc. (the “Investment Adviser”) and The Victory Portfolios, a Delaware statutory trust (the “Trust), on behalf of each series portfolio listed on Schedule A hereto, (each a “Fund” and collectively the “Funds”) individually, and not jointly, to the Expense Limitation Agreement dated as of November 12, 2010 (as amended February 22, 2012) and in effect on the date hereof, the “Agreement”.

WHEREAS, the Trust and the Investment Adviser wish to amend the Agreement by amending Schedule A to extend the termination date of the Operating Expense Limit for certain classes of the Funds.

NOW, THEREFORE, in consideration of the covenants contained in this Amendment, the Trust and the Investment Adviser hereby amend the Agreement as follows:

Schedule A to the Agreement is hereby replaced with Schedule A to this Amendment.

IN ALL OTHER RESPECTS, the Agreement is hereby satisfied, confirmed and continued.

IN WITNESS WHEREOF, the parties hereto have caused this amendment to be duly executed all as of the day and year first above written.

THE VICTORY PORTFOLIOS, on behalf of each Fund listed on Schedule A, individually and not jointly

By:	/s/ Michael D. Policarpo, II
Name: Michael D. Policarpo, II
Title: President

VICTORY CAPITAL MANAGEMENT INC.

By:	/s/ David C. Brown
Name: David C. Brown
Title: Co-Chief Executive Officer

SCHEDULE A

OPERATING EXPENSE LIMITS AS OF NOVEMBER 12, 2010

Balanced - Class C	1.85%	February 28, 2014

OPERATING EXPENSE LIMITS AS OF MARCH 1, 2013

Balanced - Class A	1.15%	February 28, 2014

Balanced - Class I	0.90%	February 28, 2014

Balanced - Class R	1.45%	February 28, 2014

Core Bond Index — Class A	0.65%	February 28, 2014

Core Bond Index — Class I	0.30%	February 28, 2014